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                                                                  Exhibit (d)(3)

                         Electronics For Imaging, Inc.

                                August 26, 2000


Splash Technologies Holdings, Inc.

Gentlemen:

          We are pleased that you have decided to continue our discussions regarding a proposed business combination transaction between Splash Technologies Holdings, Inc. (the "Company") and Electronics for Imaging, Inc. ("EFI"). As we have discussed, the next phase of this process will involve intensive effort as well as substantial expense on the part of EFI and the Company. Accordingly, in order to induce EFI to proceed to the next phase of our discussions and to continue its financial and legal due diligence efforts, we are writing to confirm our agreement set forth below in this Exclusivity Letter.

     1.   Other Negotiations
          ------------------

          Between the date of this Exclusivity Letter and the earlier of 11:59 p.m. on August 30, 2000 or such earlier date as EFI and the Company execute and deliver a definitive transaction agreement or EFI notifies the Company of its intention to discontinue discussions of a potential strategic business combination between the parties (the "Restricted Period"), the Company will not, directly or indirectly through any officer, director, employee, affiliate or agent or otherwise, take any action to solicit, initiate, seek, encourage, support or entertain any inquiry, proposal or offer by, or to engage in any discussions with, any party other than EFI related to a sale or purchase of or by the Company or any of its subsidiaries, a merger or consolidation involving the Company or any of its subsidiaries, or a sale or purchase of any material portion of stock or assets of or by the Company or any of its subsidiaries, including the grant of any license to any intellectual property of the Company other than licenses in the ordinary course of business related to the sale of the Company's products. The Company agrees that any such negotiations in progress as of the date of this Exclusivity Letter (other than negotiations with EFI) will immediately be discontinued for the duration of the Restricted Period and the Company represents and warrants to EFI that it has the right to discontinue such discussions. The Company further agrees that during the Restricted Period it will not furnish any information concerning the Company to any such third party and will not accept or enter into any agreement, arrangement or understanding regarding any such third party transaction.

2.   No Public Announcement; No Disclosure
     -------------------------------------

          Neither the Company nor EFI shall make any public announcement concerning this Exclusivity Letter, their discussions or any other documents or communications concerning a potential strategic business combination between the Company and EFI unless it determines in good faith (after consultation with outside legal counsel) that such disclosure is required by law. If a party concludes that disclosure is required, the disclosing party will notify the other party of the content of such disclosure, if feasible in advance of such disclosure and otherwise promptly following such disclosure. Except as permitted by the preceding sentence, under no circumstances will either party or its officers, directors, employees, affiliates or agents discuss the existence or terms of this Exclusivity Letter, or that the parties are holding discussions with each other, except to their respective legal, financial and accounting advisors who have a need to know such information solely for the purposes of assisting their respective clients with regard to a potential transaction.
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     3.   Legally Binding Agreement
          -------------------------

          Upon its execution by each of us, this Exclusivity Letter is intended to create a legally binding obligation between us. This Exclusivity Letter shall be governed by the internal laws of the state of California without regard to conflict-of-laws principles of any jurisdiction. Each party agrees that breach of this Exclusivity Letter would result in irreparable injury to the other party and that money damages would not be an adequate remedy for such breach. Accordingly, without prejudice to the rights and remedies otherwise available to either party, each party shall be entitled to specific performance and equitable relief by way of injunction or otherwise if the other party or any of its directors, officers, affiliates or agents breaches or threatens to breach any of the provisions of this Exclusivity Letter. It is further understood and agreed that no failure or delay by EFI or the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. This Exclusivity Letter contains the entire agreement between the parties hereto concerning the matters addressed herein (it being understood and agreed that the separate Confidentiality Agreement entered into by the parties with respect to the proposed transaction shall remain in full force and effect in accordance with its terms). No modification of this Exclusivity Letter or waiver of the terms and conditions hereof shall be binding upon either party hereto, unless approved in writing by each such party.

          This Exclusivity Letter shall automatically expire without any further action on August 30, 2000 at 11:59 p.m. unless mutually extended by the parties. Nothing herein, however, shall be deemed to bind either party to enter into a definitive agreement or to consummate any proposed transaction.

          Please confirm your agreement with the foregoing by signing and returning to the undersigned a duplicate copy of this Exclusivity Letter by fax, with the signed original to follow by mail.


                              Very truly yours,

                              ELECTRONICS FOR IMAGING, INC.


                              By: /s/ Guy Gecht
                                  -------------------------------
                              Name: Guy Gecht
                              Title: CEO

AGREED AND ACCEPTED
this 26th day of August 2000:

SPLASH TECHNOLOGIES HOLDINGS, INC.


By: /s/ Kevin Macgillivray
    ------------------------------
Name:  Kevin Macgillivray
Title:  CEO

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